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                                                                     EXHIBIT 5.1


October 5, 2000

Board of Directors
LEARNING TREE INTERNATIONAL, INC.
6053 West Century Boulevard
Los Angeles, California 90045-0028

          Re: Learning Tree International, Inc. (the "Company")

Ladies and Gentlemen:

          We have acted as the Company's counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration of 3,000,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock") purchased by certain investors from David C. Collins, The Collins Family Foundation, The Collins Charitable Remainder Unitrust #97-1, Eric R. Garen and The Garen Family Foundation pursuant to certain Securities Purchase Agreements dated as of September 22, 2000.

          As such counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion. Based on these examinations, it is our opinion that the Shares have been legally issued and are fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                   Very truly yours,

                                   /s/ Guth Christopher LLP

                                   Guth Christopher LLP